Exhibit 10.10

AMENDMENT TO THE

WILSON BANK AND TRUST AMENDED AND RESTATED LIFE INSURANCE

ENDORSEMENT METHOD SPLIT DOLLAR PLAN AGREEMENT

WHEREAS, Wilson Bank and Trust (the “Bank”) and John C McDearman III, (the “Executive”) established the Wilson Bank and Trust Life Insurance Endorsement Method Split Dollar Plan Agreement (the “Agreement”), originally effective as of January 1, 2006; and

WHEREAS, the Bank and the Executive desire to amend the Agreement to clarify that the Executive shall not be entitled to any death proceeds under the Agreement or the underlying insurance policy following the Executive’s termination of employment.

NOW, THEREFORE, effective November 23, 2012, the Bank and the Executive hereby amend the Agreement as follows.

1. Section VI.A. of the Agreement is amended to provide as follows:

A.	Upon the death of the Insured while employed by the Bank, the Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to an amount equal to one hundred percent (100%) of the net-at-risk insurance portion of the proceeds. Notwithstanding the foregoing, or any other provision of this Agreement, upon the death of the Insured subsequent to a termination of service (except in the case of the Insured’s assumption of the Agreement pursuant to Section IX herein), all proceeds (including any death benefit) payable hereunder shall be retained by the Bank and neither the Insured nor their beneficiary(ies) shall have any rights regarding the proceeds under this Agreement. The net-at-risk insurance portion is the total proceeds less the cash value of the policy.

2. Section IX. is amended to provide as follows:

IX.	TERMINATION OF AGREEMENT

This Agreement shall terminate upon the occurrence of any one of the following:

A.	The Insured shall terminate employment with the Bank for any reason; or

B.	Surrender, lapse, or other termination of the policy by the Bank.

Upon such termination, the Insured (or assignee) shall have a fifteen (15) day option to receive from the Bank an absolute assignment of the policy in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate. Such cash payment referred to hereinabove shall be the greater of:

A.	The Bank’s share of the cash value of the policy on the date of such assignment, as defined in this Agreement; or

B.	The amount of the premiums that have been paid by the Bank prior to the date of such assignment.

If, within said fifteen (15) day period, the Insured fails to exercise said option, fails to procure the entire aforestated cash payment, or dies, then the option shall terminate and the Insured (or assignee) agrees that all of the Insured’s rights, interest and claims in the policy shall terminate as of the date of the termination of this Agreement.

The Insured expressly agrees that this Agreement shall constitute sufficient written notice to the Insured of the Insured’s option to receive an absolute assignment of the policy as set forth herein.

Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Paragraph VI above.

3.	Section XV is amended to provide as follows:

XV.	Change of Control

Change of Control shall be deemed to be the cumulative transfer of more than fifty percent (50%) of the voting stock of the Bank from the date of this Agreement. For purposes of this Agreement, transfers on account of death or gifts, transfers between family members, or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change of Control. Upon a Change of Control, the Insured shall become one hundred percent (100%) vested in the benefits the Insured is entitled to hereunder, subject to the termination of the Insured’s rights upon his or her termination of employment as provided in Section VI.A.

4. To the extent that any paragraph, term or provision of said Agreement is not specifically amended herein, or in any other amendment thereto, said paragraph, term or provision shall remain in full force and effect as set forth in said Agreement

IN WITNESS WHEREOF, both parties hereto acknowledge that each has carefully read and considered this Second Amendment and consent to the changes contained herein. Both parties have caused this Amendment to the Wilson Bank and Trust Life Insurance Endorsement Method Split Dollar Plan Agreement to be executed this 23rd day of November, 2012, effective November 23, 2012.

WILSON BANK AND TRUST Lebanon, Tennessee

Witness:	/s/ Lisa Pominski	By:	/s/ Elmer Richerson
		Title:	President

Witness:	/s/ Gary Whitaker		/s/ John C. McDearman III
John C McDearman III

3